Exhibit 10.7

SONIC AUTOMOTIVE, INC.

2012 STOCK INCENTIVE PLAN

STOCK APPRECIATION RIGHTS AGREEMENT

This Stock Appreciation Rights Agreement is entered into as of <Date Granted> between SONIC AUTOMOTIVE, INC., a Delaware corporation (the “Company”), and <Name> (the “Participant”).

WHEREAS, the Company has established the Sonic Automotive, Inc. 2012 Stock Incentive Plan pursuant to which the Company may, from time to time, grant stock appreciation rights to eligible employees and other individuals providing services to the Company and its Subsidiaries; and

WHEREAS, in consideration for the Participant’s service to the Company and/or its Subsidiaries, the Company has determined to grant the Participant stock appreciation rights pursuant to the terms and conditions of this Stock Appreciation Rights Agreement (the “SAR Agreement”) and the Plan[, and which stock appreciation rights also are in consideration for and conditioned upon the Participant entering into the Restrictive Covenants and Confidentiality Agreement that accompanies this SAR Agreement (unless such Restrictive Covenants and Confidentiality Agreement was previously executed and delivered to the Company in connection with a prior stock incentive award)];

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1. Definitions. For purposes of this SAR Agreement, the following terms have the meanings set forth in the Plan, as generally defined below. Capitalized terms not otherwise defined in this SAR Agreement have the meanings indicated in the Plan.

(a) “Cause” means any act(s) or omission(s) that result in, or that have the effect of resulting in, (i) the commission of a crime by the Participant involving moral turpitude, which crime has a material adverse impact on the Company or any Subsidiary or which is intended to result in the personal enrichment of the Participant at the expense of the Company or any Subsidiary; (ii) a material violation of the Participant’s responsibilities; (iii) the Participant’s gross negligence or willful misconduct; or (iv) the continuous, willful failure of the Participant to follow the reasonable directives of the Company’s Board of Directors.

(b) “Committee” means the Compensation Committee of the Company’s Board of Directors or such other committee that is designated by the Board of Directors to administer the Plan. In the event that no such Committee exists or is appointed, “Committee” refers to the Company’s Board of Directors.

(c) “Common Stock” means the Class A Common Stock, par value $.01 per share, of the Company.

(d) “Disability” means the permanent and total disability of the Participant, determined in accordance with the Plan.

(e) “Initial Value” means the initial value assigned to each SAR as set forth in Section 2 of the SAR Agreement.

(f) “Involuntary Termination Without Cause” means the dismissal of, or the request for the resignation of, the Participant either (i) by court order, order of any court-appointed liquidator or trustee of the Company, or the order or request of any creditors’ committee of the Company constituted under the federal bankruptcy laws, provided that such order or request contains no specific reference to actions or omissions that would constitute Cause; or (ii) by a duly authorized corporate officer of the Company or any Subsidiary, or by the Company’s Board of Directors, for any reason other than for Cause.

(g) “Participant” means the person to whom the SAR is granted and, as applicable, the estate, personal representative, beneficiary or other permitted transferee to whom the SARs may be transferred pursuant to this SAR Agreement by will or the laws of descent and distribution, or as otherwise permitted by the Plan.

(h) “Plan” means the Sonic Automotive, Inc. 2012 Stock Incentive Plan, as amended from time to time.

(i) “SAR” means a stock appreciation right granted to the Participant pursuant to this SAR Agreement.

(j) “SAR Agreement” means this Stock Appreciation Rights Agreement between the Company and the Participant.

(k) “SAR Period” means the period beginning on the date of this SAR Agreement and ending at the close of business <insert number of years – no more than ten years> years from the date of this SAR Agreement.

(l) “Subsidiary” means a corporation, partnership, limited liability company, joint venture or other entity in which the Company directly or indirectly controls more than 50% of the voting power or equity or profits interests.

(m) “Termination of Service” means the termination of the Participant’s service with the Company and its Subsidiaries. A Participant generally shall be considered to have incurred a Termination of Service if his or her employer ceases to be a Subsidiary. All determinations relating to whether the Participant has incurred a Termination of Service and the effect thereof shall be made by the Committee, including whether a leave of absence shall constitute a Termination of Service, subject to applicable law.

2. Grant of SARs. Subject to the terms and conditions set forth in this SAR Agreement and the Plan [and to the Participant’s entering into the Restrictive Covenants and Confidentiality Agreement], the Company hereby grants to the Participant stock appreciation rights with respect to an aggregate of              shares of Common Stock (the “SARs”). The Initial Value of each SAR is $            , which is no less than the aggregate Fair Market Value of a share of Common Stock on the date of grant of the SARs. Once vested, a SAR entitles the Participant to receive from the Company upon exercise of the SAR an amount [payable in cash] [payable in shares of Common Stock] equal to the excess, if any, of the Fair Market Value of one share of Common Stock on the date of exercise over the Initial Value of the SAR [include if applicable: ; provided, that the amount payable upon exercise of the SAR shall not exceed $            ]. The SARs shall terminate at the expiration of the SAR Period, unless the SARs terminate earlier pursuant to this SAR Agreement. [Notwithstanding the foregoing, if the Participant has previously executed and delivered to the Company a Restrictive Covenants and Confidentiality Agreement in connection with a prior stock incentive award, the Participant shall be deemed to have satisfied such condition with respect to the grant of these SARs.]

3. Exercise of SARs. Subject to termination of the SARs, the SARs may be exercised in accordance with the following:

(a) The SARs shall vest <insert vesting schedule>. Vesting on any such date is subject to the Participant’s continued service with the Company and its Subsidiaries through such date.

(b) The SARs will become fully vested and exercisable in connection with a “Change in Control” (as defined in the Plan).

(c) To the extent vested, the SARs generally will be exercisable until the expiration of the SAR Period or earlier termination of the SARs.

(d) No less than 100 SARs may be exercised at any time unless the number of shares purchased at such time is the total number of shares for which the SARs are then exercisable.

(e) The Participant may exercise the SARs, to the extent vested and exercisable, by the delivery to the Company (or its designated representative) of a written notice of exercise (in the form and manner directed by the Company or its delegate) specifying the number of SARs to be exercised and payment of, or provision for, all applicable withholding taxes (pursuant to Section 4 below).

(f) Upon the exercise of a vested SAR, the Participant shall receive from the Company an amount [payable in cash] [payable in shares of Common Stock] equal to (i) the excess of the Fair Market Value on the date of exercise of one share of Common Stock, over (ii) the Initial Value of the SAR on the date of grant as set forth above [include if applicable: ; provided, that the amount payable upon exercise of the SAR shall not exceed $            ]. [In the event the amount payable as a result of the exercise of a SAR is settled in shares of Common Stock and a fractional share of Common Stock would be deliverable upon the exercise of the SAR, a cash payment shall be made in lieu of such fractional share of Common Stock.]

(g) The Company may require that the Participant make such representations and agreements and furnish such information as the Company deems appropriate to assure compliance with applicable legal and regulatory requirements.

4. Payment of Withholding Taxes. Upon the Participant’s exercise of any SAR, the Participant shall pay or make provision for payment to the Company, through payroll or other withholding (which withholding the Participant hereby authorizes) or other means acceptable to the Committee and permissible under the Plan, the amount necessary to satisfy any federal, state or local tax and other withholding requirements that may arise in connection with or be due upon such exercise. The determination of the withholding amounts due shall be made by the Company and its Subsidiaries and shall be binding upon the Participant. If the amount requested is not paid, the Company may refuse to settle the SAR. Nothing in this Section shall be construed to impose on the Company and its Subsidiaries a duty to withhold where applicable law does not require such withholding.

THE PARTICIPANT ACKNOWLEDGES THAT HE OR SHE IS RESPONSIBLE FOR, AND IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISORS REGARDING, THE TAX CONSEQUENCES TO THE PARTICIPANT THAT MAY ARISE IN CONNECTION WITH THE SARS AND THEIR EXERCISE.

5. Termination of Service. If the Participant incurs a Termination of Service prior to the expiration of the SAR Period, the SARs shall terminate except as provided below:

(a) The SARs shall terminate sixty (60) days from the Participant’s Termination of Service for any reason other than Cause, death, Disability or Involuntary Termination Without Cause.

(b) The SARs shall terminate ninety (90) days from the Participant’s Involuntary Termination Without Cause.

(c) The SARs shall terminate one (1) year from the Participant’s Termination of Service due to the Participant’s Disability.

(d) The SARs shall terminate one (1) year from the Participant’s death if it caused the Participant’s Termination of Service or occurred during the exercise period following Termination of Service described in subsection (a), (b) or (c) above.

(e) The SARs shall terminate immediately upon the Participant’s Termination of Service for Cause.

In the event the SAR remains exercisable for a period of time following Termination of Service as described above, the SAR may be exercised during such period of time only to the same extent the SAR was vested and exercisable on the date of the Participant’s Termination of Service. Notwithstanding any extended exercise period following a Termination of Service, the SAR will terminate earlier upon the expiration of the SAR Period.

6. Transferability. Except as otherwise permitted under the Plan, the SARs are not transferable by the Participant other than by will or the laws of descent and distribution. No assignment, pledge or transfer of the SARs, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, except as described above, shall be effective; but immediately upon any such attempt to assign, pledge or transfer the SARs, the SARs shall terminate and be of no further force or effect.

7. Company Policies. The SARs and the exercise thereof are subject to the terms and conditions of any policy regarding clawbacks, forfeitures, or recoupments adopted by the

Company from time to time. Without limiting the foregoing, by acceptance of the SARs, the Participant agrees to repay to the Company or any Subsidiary any amount that may be required to be repaid under any such policy.

8. Restrictive Covenants. In the event that the Company determines that the Participant has violated the terms of any secrecy, confidentiality, noncompetition, no-solicit and/or no-hire covenants or clauses contained in any agreement with the Company and/or one or more Subsidiaries, including but not limited to any Restrictive Covenants and Confidentiality Agreement (even if such covenants, clauses or agreements are held invalid or unenforceable), then (a) to the extent still outstanding, the SARs shall immediately terminate upon such violation and (b) the Participant shall be required to immediately pay the Company an amount equal to the Participant’s gain associated with the exercise of all or any part of the SARs both after such violation and within two (2) years prior to such violation, with such gain being determined based on the excess of the fair market value of the Common Stock at exercise over the exercise price, without regard to any subsequent increase or decrease in the value of the Common Stock. The Company and its Subsidiaries shall have the right to offset such gain against any amounts otherwise owed to the Participant by the Company or a Subsidiary (including, but not limited to, wages or other compensation, vacation pay, fringe benefits or pursuant to any other compensatory arrangement); provided, that any payment that constitutes nonqualified deferred compensation subject to Section 409A of the Code, as determined by the Company, shall be subject to offset only to the extent such offset would not give rise to a failure to comply with Section 409A of the Code. Notwithstanding the foregoing, nothing under this Section shall limit the Company’s or its Subsidiaries’ remedies under any such agreements containing secrecy, confidentiality, noncompetition, no-solicit and/or no-hire covenants or clauses or otherwise against the Participant for violations thereof.

9. Rights as Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock subject to a SAR unless and until the Participant shall have become the holder of record of such Common Stock (if the SAR is payable in shares of Common Stock) following exercise of the SAR. Subject to Section 10 below, no adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date that the Participant shall have become the holder of record of the shares of Common Stock acquired pursuant to the SARs (if any).

10. Adjustments. Subject to the Plan, in the event of a reorganization, recapitalization, stock split, stock dividend, extraordinary dividend, spin-off, combination of shares, merger, consolidation or similar transaction or other change in corporate capitalization affecting the Common Stock, equitable adjustments and/or substitutions, as applicable, will be made by the Committee to prevent the dilution or enlargement of rights, including adjustments to the Initial Value of the SARs, as provided in the Plan. The Committee also will make adjustments in its discretion to eliminate any resulting fractional shares.

The existence of the SARs does not affect in any way the authority of the Company and its stockholders to exercise their corporate rights and powers, including, but not by way of limitation, the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, the issuance of securities with preference ahead of or affecting the Common Stock, or any sale or transfer of all or any part of its business or assets.

11. Securities Laws. Notwithstanding any provision herein to the contrary or in the Plan, the Company shall be under no obligation to issue any shares of Common Stock to the Participant upon exercise of the SARs unless and until the Company has determined that such issuance is either exempt from registration, or is registered, under the Securities Act of 1933, as amended, and is either exempt from registration and qualification, or is registered or qualified, as applicable, under all applicable state securities or “blue sky” laws. Nothing in this SAR Agreement shall be construed to obligate the Company at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to the Common Stock that may be issued pursuant to this SAR Agreement.

12. Personal Data. The Participant acknowledges that Plan participation and receipt of awards under the Plan (including the SARs) involve the use and transfer, in electronic or other form, of personal data about the Participant between and among the Company, its Subsidiaries and third-party service providers. This data may include, but is not limited to, the Participant’s name, home address, telephone number, date of birth, social security number, information regarding securities of the Company held by such Participant, and details of awards granted to the Participant under the Plan, including the SARs. By accepting the SARs, the Participant consents and agrees that the Company and its Subsidiaries may transfer such data to third parties assisting the Company in the administration and management of the Plan, the SARs and the Participant’s participation in the Plan, including any requisite transfer of such data to a broker or other third party with whom the Company or the Participant may deposit any shares of Common Stock.

13. Resolution of Disputes; Interpretation. Any question of interpretation, dispute or disagreement that arises under, or as a result of, this SAR Agreement shall be determined by the Committee in its absolute and uncontrolled discretion, and any determination or interpretation by the Committee in connection with this SAR Agreement shall be final, binding and conclusive on all parties affected thereby.

14. Miscellaneous.

(a) Binding on Successors and Representatives. Subject to applicable transfer restrictions applicable to the Participant, this SAR Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Participant’s heirs, executors, administrators, personal representatives, and assigns; and the parties agree, for themselves and their successors, representatives and assigns, to execute any instrument that may be necessary legally to effect the terms and conditions of this SAR Agreement.

(b) No Employment Rights. Nothing contained in this SAR Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Subsidiary nor interfere with or limit in any way the right of the Company or a Subsidiary to terminate the Participant’s employment by, or performance of services for, the Company or Subsidiary at any time.

(c) Entire Agreement. This SAR Agreement together with the Plan constitute the entire agreement of the parties with respect to the SARs and supersede any previous agreement, whether written or oral, with respect thereto. This SAR Agreement has been entered into in compliance with the terms of the Plan; wherever a conflict may arise between the terms of this SAR Agreement and the terms of the Plan, the terms of the Plan shall control.

(d) Amendment. Except as otherwise provided in the Plan, neither this SAR Agreement nor any of the terms and conditions herein set forth may be altered or amended orally, and any such alteration or amendment shall be effective only when reduced to writing and agreed to by each of the parties hereto or their respective successors and assigns.

(e) Construction of Terms. Any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires.

(f) Notices. Except as otherwise provided in Section 3, all notices required and permitted to be given hereunder shall be in writing and notices shall be deemed to have been given (i) if delivered by hand, when so delivered, (ii) if sent by overnight express service, one (1) business day after delivery to such service, or (iii) if mailed by certified or registered mail, return receipt requested, three (3) days after delivery to the post office. In each case, all notices shall be addressed to the intended recipient as follows or at such other address as is provided by either party by notice to the other:

If to the Company:	With a copy to:

Sonic Automotive, Inc.	Sonic Automotive, Inc.
Attention: Chief Financial Officer	Attention: General Counsel
4401 Colwick Road	4401 Colwick Road
Charlotte, NC 28211	Charlotte, NC 28211

If to the Participant:

The Participant’s address appearing in the Company’s records.

(g) Governing Law. This SAR Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to its principles of conflict of laws. The parties agree that any action, suit or proceeding arising out of or related to this SAR Agreement shall be instituted in the state or federal courts sitting in Mecklenburg County, North Carolina.

(h) Severability. The invalidity or unenforceability of any particular provision of this SAR Agreement shall not affect the other provisions hereof, and the Committee may elect in its discretion to construe such invalid or unenforceable provision in a manner which conforms to applicable law or as if such provision was omitted.

(i) Electronic Delivery and Acknowledgement. The Participant acknowledges and agrees that the Company may, in its discretion, deliver documents related to the SARs and participation in the Plan (including, without limitation, this SAR Agreement, Plan documents and disclosures that may be required by the Securities and Exchange Commission) by electronic means, including through an on-line or electronic system (including by posting them on a website) established and maintained by the Company or a third party designated by the Company, and the Participant consents to receive documents in such manner. Regardless of whether the Company delivers and permits or requires acceptance of this SAR Agreement electronically, the Participant agrees to be bound by all terms and provisions of this SAR Agreement and the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this SAR Agreement effective as of the day and year first written above.

SONIC AUTOMOTIVE, INC.	PARTICIPANT: <NAME>

By:

Title: